Exhibit 99.1
ASGN Incorporated Reports Second Quarter 2021 Results
Financial Results Exceed Guidance Estimates

July 28, 2021

RICHMOND, VA.-- (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of (IT) and professional services in the technology, digital, and creative fields across the commercial and government sectors, reported financial results for the quarter ended June 30, 2021. Financial results for all periods included in this release present the Company’s Oxford business as discontinued operations.

Highlights
•Revenues for the quarter were $974.9 million, up 17.2 percent over the second quarter of 2020
•Income from continuing operations was $57.3 million, up 31.7 percent from the second quarter of 2020
•Net income was $64.2 million (which includes income from discontinued operations, net of tax, of $6.9 million), up 31.6 percent over the second quarter of 2020
•Adjusted EBITDA (a non-GAAP measure) from continuing operations was $119.3 million (12.2 percent of revenues), up from $95.3 million (11.5 percent of revenues) in the second quarter of 2020
•Free Cash Flow from continuing operations (a non-GAAP measure) was $72.3 million for the quarter and $179.1 million for first six months of 2021
•At quarter end, cash and cash equivalents were $375.4 million
•On June 30, 2021, ASGN entered into a definitive agreement to sell its Oxford business for $525 million (approximately $415.0 million in estimated proceeds after income taxes)
•The sale of the Oxford business is expected to close in the third quarter and results of the Oxford business for the current and historical periods are presented herein as discontinued operations
•Since March 31, 2021, ASGN has acquired two consulting businesses (the Infor Business Unit of Avaap and IndraSoft, Inc.) to expand the Company's enterprise, cybersecurity and digital transformation solutions capabilities
•Since July 1, 2021, the Company has spent approximately $35 million in the repurchase of its common shares

Management Commentary

“ASGN achieved very strong results for the second quarter, with revenues and Adjusted EBITDA surpassing the high end of our guidance ranges,” said ASGN President and Chief Executive Officer, Ted Hanson. “Strength during the quarter was driven in part by growth in our Commercial Segment, where revenues improved 20.3 percent year-over-year due largely to the high performance of our consulting business. Commercial consulting revenues totaled $144.4 million for the second quarter, up 69.3 percent from the prior-year period, driving top-line growth as well as continued margin improvement. We also saw strength in our Federal Government Segment, where revenues increased 9.5 percent from second quarter of 2020, performing in line with our expectations.”

Mr. Hanson continued, “These are exciting times for ASGN. The market is strong, demand for our services is growing, and we continue to gain market share. We remain sharply focused on our mission to be a leading provider of IT services and solutions to the commercial and government end markets. In addition to the consistent organic growth of our business, we have successfully completed six acquisitions since the beginning of 2020, which added high growth, high margin consulting capabilities to our company. Our acquisition strategy is succeeding, and we continue to make progress on our strategic growth plan. With the strong resurgence of our commercial business, the stability and growth of our federal government business and a robust pipeline of M&A opportunities, we are confident we have positioned ASGN for long-term sustainable growth in the markets we serve.”

Second Quarter of 2021 Financial Results - Summary

				Change
(In millions, except per share data)	Q2 2021	Q2 2020	Q1 2021	Y-Y	Sequential
Revenues
Commercial Segment	$712.5	$592.2	$649.3	20.3%	9.7%
Federal Government Segment	262.4	239.7	257.8	9.5%	1.8%
	974.9	831.9	907.1	17.2%	7.5%
Gross Margin
Commercial Segment	32.0%	31.0%	30.7%	1.0%	1.3%
Federal Government Segment	18.3%	18.3%	17.5%	—%	0.8%
Consolidated	28.3%	27.3%	27.4%	1.0%	0.9%

Income from continuing operations	$57.3	$43.5	$42.8	31.7%	33.9%
Income from discontinued operations	6.9	5.3	5.9	30.2%	16.9%
Net Income	$64.2	$48.8	$48.7	31.6%	31.8%

Earnings per Share - Diluted
Continuing operations	$1.06	$0.82	$0.80	29.3%	32.5%
Discontinued operations	0.13	0.10	0.11	30.0%	18.2%
Earnings per diluted share	$1.19	$0.92	$0.91	29.3%	30.8%

Non-GAAP Financial Measures (from Continuing Operations)
Adjusted Net Income	$70.9	$56.2	$55.1	26.2%	28.7%
Adjusted Net Income per diluted share	$1.32	$1.06	$1.03	24.5%	28.2%
Adjusted EBITDA	$119.3	$95.3	$96.9	25.2%	23.1%
Adjusted EBITDA margin	12.2%	11.5%	10.7%	0.7%	1.5%
__________
Notes:
With the planned divestiture, the Company now has two financial reporting segments: Commercial and Federal Government. The Commercial Segment is a combination of the Apex Segment (which was comprised of the Apex Systems and Creative Circle divisions) and CyberCoders, which was previously part of the Oxford Segment. The Federal Government Segment was formerly referred to as the ECS Segment.
All prior periods included above and elsewhere in the release have been revised to present the Oxford business as discontinued operations.
Definitions of non-GAAP measures and reconciliation to GAAP measurements are included in the tables that accompany this release.

As previously announced, ASGN entered into a definitive agreement on June 30, 2021 to sell its Oxford business for $525.0 million in cash (approximately $415.0 million in estimated proceeds after income taxes). The transaction is expected to close during the third quarter. As a result of the decision to divest the Oxford business, operating results of the Oxford business are now reported as discontinued operations in this and all future releases and SEC filings. The Company changed its financial reporting segments to give effect to the planned divestiture and now reports two financial segments: Commercial and Federal Government.

Consolidated revenues for the second quarter were up 17.2 percent year-over-year resulting from high growth in the Commercial and Federal Government Segments. All operating divisions were up year-over-year and sequentially. Revenues from the Commercial Segment (73.1 percent of total revenues) were up 20.3 percent year-over-year and up 9.7 percent sequentially. Revenues from the Federal Government Segment (26.9 percent of revenues) were up 9.5 percent year-over-year and up 1.8 percent sequentially.

Growth in the Commercial Segment revenues (comprised of Apex Systems, Creative Circle and CyberCoders) reflected the high growth in IT services and solutions, creative marketing and placement services, reflecting continued improvement in performance since the second quarter of last year. Consulting services (20.3 percent of revenues for the Commercial Segment) were $144.4 million, up 69.3 percent year-over-year. Assignment revenues (79.7 percent of revenues for the Commercial Segment) were $568.2 million, up 12.1 percent year-over-year.

Growth in Federal Government Segment revenues for the quarter was 9.5 percent year-over-year. Growth for the quarter related to a number of factors including increased volume under certain existing programs, new contract awards and the contribution from acquisitions.

Gross profit was up 21.5 percent on revenue growth of 17.2 percent. Gross margin was 28.3 percent, up from 27.3 percent in the second quarter of 2020. The improvement in gross margin primarily related to the high relative growth of the Company's high-margin services (commercial consulting, creative marketing and placement services).

Selling, general and administrative (“SG&A”) expenses were $176.4 million (18.1 percent of revenues), compared with $146.0 million (17.6 percent of revenues) in the second quarter of 2020. The year-over-year increase in expenses reflected higher headcount and incentive compensation expense, as well as higher acquisition expenses related to the Company's acquisition program.

Income from continuing operations was $57.3 million, up 31.7 percent from the second quarter of 2020. Income from discontinued operations, net of tax, was $6.9 million, up 30.2 percent from the second quarter of 2020.

Net income was $64.2 million ($1.19 per diluted share), up from $48.8 million ($0.92 per diluted share) in the second quarter of 2020. Income from continuing operations was $57.3 million ($1.06 per diluted share), up from $43.5 million ($0.82 per diluted share) in the second quarter of 2020. Adjusted Net Income (a non-GAAP measure) from continuing operations was $70.9 million ($1.32 per diluted share), up from $56.2 million ($1.06 per diluted share) in the second quarter of 2020.

Adjusted EBITDA (a non-GAAP measure) from continuing operations was $119.3 million, up from $95.3 million in the second quarter of 2020. The Adjusted EBITDA margin for the quarter was 12.2 percent, up 70 basis points year-over-year.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements.

At June 30, 2021, the Company had:
•Cash and cash equivalents of $375.4 million
•Full availability under its $250.0 million Senior Secured Revolving Credit Facility (due 2024)
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025)
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

Borrowings under the Company’s $250.0 million Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 4.0 to 1.0 at June 30, 2021. The Company's Senior Secured Debt leverage ratio was 1.17 to 1.0 at quarter end.

Third Quarter 2021 Financial Estimates

The Company's financial estimates for the third quarter of 2021, which are set forth below, are based on current operating trends and assume no significant deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration or strategic planning expenses and assume no significant change in current foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$1,035.0	$1,055.0
SG&A expenses(1)	188.6	191.3
Amortization of intangible assets	14.8	14.8

Income from continuing operations	$56.8	$60.5
Income from discontinued operations(2)	155.0	165.0
Net income	$211.8	$225.5
Earnings per Share - Diluted:
Continuing operations	$1.06	$1.13
Discontinued operations(2)	2.88	3.07
Net income	$3.94	$4.20
Diluted shares outstanding	53.7	53.7
Gross margin	28.1%	28.3%
Effective tax rate(3)	27.0%	27.0%

Non-GAAP Financial Measures (from continuing operations):
Adjusted EBITDA	$120.0	$125.0
Adjusted Net Income(4)	71.3	75.0
Adjusted Net Income per diluted share(4)	1.33	1.40
Adjusted EBITDA Margin	11.6%	11.9%
___________
(1) Includes non-cash expenses totaling $16.6 million, comprised of: (i) $10.0 million in stock-based compensation and (ii) $6.6 million in depreciation.
(2) Comprised of income from discontinued operations, net of income taxes, plus the gain on sale for the Oxford business. Estimated proceeds, net of income taxes, are approximately $415.0 million.
(3) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(4) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.1 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on estimated of “Billable Days” of 64.0, which is the same as the third quarter of 2020 and half a day more than the second quarter of 2021. Billable Days are defined as Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, and additional time taken off around holidays. These estimates imply year-over-year growth of 14.4 percent to 16.6 percent.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the second quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13721085. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning July 28, 2021 at 7:30 p.m. ET until August 11, 2021. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13721085.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT services and professional solutions, including technology, creative, and digital, across the commercial and government sectors. ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN's mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 1, 2021. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020(1)	2021(1)	2021	2020(1)
Results of Operations:
Revenues	$974.9	$831.9	$907.0	$1,881.9	$1,697.3
Costs of services	698.6	604.4	663.3	1,361.9	1,227.2
Gross profit	276.3	227.5	243.7	520.0	470.1
Selling, general and administrative expenses	176.4	146.0	164.3	340.7	311.9
Amortization of intangible assets	12.0	12.4	12.0	24.0	24.4
Operating income	87.9	69.1	67.4	155.3	133.8
Interest expense	(9.4)	(9.7)	(9.2)	(18.6)	(21.1)
Income before income taxes	78.5	59.4	58.2	136.7	112.7
Provision for income taxes	21.2	15.9	15.4	36.6	30.1
Income from continuing operations	57.3	43.5	42.8	100.1	82.6
Income from discontinued operations, net of tax	6.9	5.3	5.9	12.8	10.0
Net income	$64.2	$48.8	$48.7	$112.9	$92.6

Basic earnings per common share:
Continuing operations	$1.08	$0.83	$0.81	$1.89	$1.57
Discontinued operations	0.13	0.10	0.11	0.24	0.19
Net income	$1.21	$0.93	$0.92	$2.13	$1.76

Diluted earnings per common share:
Continuing operations	$1.06	$0.82	$0.80	$1.86	$1.56
Discontinued operations	0.13	0.10	0.11	0.24	0.18
Net income	$1.19	$0.92	$0.91	$2.10	$1.74

Number of shares and share equivalents used to calculate earnings per share:
Basic	53.2	52.5	53.0	53.1	52.7
Diluted	53.9	53.0	53.7	53.8	53.1
____
(1) All historical periods have been revised to present the Oxford business as discontinued operations.

CONSOLIDATED SELECTED FINANCIAL DATA (Continued) (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Summary Cash Flow Data:(2)
Cash provided by operating activities	$84.9	$186.1	$119.8	$204.7	$250.2
Capital expenditures	(8.3)	(7.3)	(9.3)	(17.6)	(22.6)
Free Cash Flow (non-GAAP measure)	$76.6	$178.8	$110.5	$187.1	$227.6
Cash used in investing activities	$(94.0)	$(7.4)	$(9.4)	$(103.4)	$(108.4)
Cash provided by (used in) financing activities	$(2.8)	$(35.3)	$2.9	$0.1	$(29.2)

	June 30, 2021	December 31, 2020(1)
Summary Balance Sheet Data:
Cash and cash equivalents	$375.4	$274.4
Working capital	873.2	578.2
Goodwill and intangible assets, net	1,951.0	1,890.6
Total assets (3)	3,458.8	3,278.0
Long-term debt	1,033.7	1,033.4
Total liabilities (4)	1,739.0	1,690.9
Total stockholders’ equity	1,719.8	1,587.1

____
(1) All historical periods have been revised to present the Oxford business as discontinued operations.
(2) Cash flow information is presented on a consolidated basis, which includes amounts related to discontinued operations. Cash flows provided by operating activities and Free Cash Flow from continuing operations are included in the Earnings Release Supplemental Materials on the Company's website.

(3) Includes $341.9 million and $324.0 million in assets held for sale at June 30, 2021 and December 31, 2020, respectively.
(4) Includes $62.1 million and $51.2 million in liabilities held for sale at June 30, 2021 and December 31, 2020, respectively.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020(1)	2021(1)	2021	2020(1)
Net income	$64.2	$48.8	$48.7	$112.9	$92.6
Income from discontinued operations, net of tax	6.9	5.3	5.9	12.8	10.0
Income from continuing operations	57.3	43.5	42.8	100.1	82.6
Interest expense	9.4	9.7	9.2	18.6	21.1
Provision for income taxes	21.2	15.9	15.4	36.6	30.1
Depreciation	7.1	6.5	7.5	14.6	13.2
Amortization of intangible assets	12.0	12.4	12.0	24.0	24.4
EBITDA (non-GAAP measure)	107.0	88.0	86.9	193.9	171.4
Stock-based compensation	9.7	6.9	9.2	18.9	14.5
Acquisition, integration and strategic planning expenses	2.6	0.4	0.8	3.4	1.6
Adjusted EBITDA (non-GAAP measure)	$119.3	$95.3	$96.9	$216.2	$187.5

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020(1)	2021(1)	2021	2020(1)
Net income	$64.2	$48.8	$48.7	$112.9	$92.6
Income from discontinued operations, net of tax	6.9	5.3	5.9	12.8	10.0
Income from continuing operations	57.3	43.5	42.8	100.1	82.6
Acquisition, integration and strategic planning expenses	2.6	0.4	0.8	3.4	1.6
Tax effect on adjustments	(0.7)	(0.1)	(0.2)	(0.9)	(0.4)
Non-GAAP net income	59.2	43.8	43.4	102.6	83.8
Amortization of intangible assets	12.0	12.4	12.0	24.0	24.4
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	—	(0.3)	(0.6)	—
Adjusted Net Income (non-GAAP measure)(2)	$70.9	$56.2	$55.1	$126.0	$108.2

Per diluted share:
Net Income	$1.19	$0.92	$0.91	$2.10	$1.74
Adjustments	0.13	0.14	0.12	0.24	0.30
Adjusted Net Income (non-GAAP measure)(2)	$1.32	$1.06	$1.03	$2.34	$2.04

Common shares and share equivalents (diluted)	53.9	53.0	53.7	53.8	53.1
_________
(1) All historical periods have been revised to present the Oxford business as discontinued operations.
(2) Adjusted Net Income does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $6.8 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE THIRD QUARTER OF 2021
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$211.8	$225.5
Discontinued operations, net of tax	155.0	165.0
Income from continuing operations	56.8	60.5
Interest expense	9.7	9.7
Provision for income taxes(2)	21.0	22.3
Depreciation expense(3)	7.7	7.7
Amortization of intangible assets	14.8	14.8
EBITDA (non-GAAP measure)	110.0	115.0
Stock-based compensation	10.0	10.0
Adjusted EBITDA (non-GAAP measure)	$120.0	$125.0

	Low	High
Net income(1)	$211.8	$225.5
Discontinued operations, net of tax	155.0	165.0
Income from continuing operations	56.8	60.5
Amortization of intangible assets	14.8	14.8
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(4)	$71.3	$75.0

Per diluted share:
Continuing operations	$1.06	$1.13
Discontinued operations	2.88	3.07
Net income	$3.94	$4.20

Adjusted Net Income (non-GAAP measure)(4)	$1.33	$1.40

Common shares and share equivalents (diluted)	53.7	53.7
_______
(1)This estimate does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Estimated effective tax rate is 27.0 percent and does not include excess tax benefits related to stock-based compensation.
(3)Comprised of (i) $6.6 million of depreciation included in SG&A expenses and (ii) $1.1 million of depreciation included in costs of services.
(4)Does not include the Cash Tax Savings on Indefinite-lived Intangible Assets. These savings total $7.1 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt leverage ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt leverage ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA (gives effect to the divestiture of the Oxford business) and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contacts:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addo.com